Exhibit 99

News Release

First Regional	1801 Century Park East	Jack A. Sweeney
Bancorp	Century City, California 90067	Board Chairman
	Telephone (310) 552-1776	Chief Executive Officer
Facsimile (310) 552-1772

IMMEDIATE RELEASE

FIRST REGIONAL BANCORP REGISTERS RECORD RESULTS FOR THE FOURTH
QUARTER AND YEAR ENDED DECEMBER 31, 2004

•                  Net income climbs 140% from prior year

•                  Fourth quarter net income up 218% from comparable 2003 quarter

•                  Total assets register 68% increase to new high

•                  Total deposits advance by 50%, and net loans rise by 62%

•                  Company substantially expands capital base to support ongoing growth.

CENTURY CITY, CALIFORNIA, JANUARY 13, 2005 –  First Regional Bancorp (Nasdaq: FRGB) today announced that net income for 2004 reached a new high, marking the company’s fifth consecutive year of record earnings.  In the three months ended December 31, 2004, First Regional posted the highest quarterly earnings in its history, surpassing the previous record set in the immediately preceding third quarter.

Net income for the year ended December 31, 2004 totaled $11.1 million, up sharply from the $4.6 million earned in 2003.  On a per share basis, the 2004 results equate to $2.83 per diluted share, versus $1.59 per diluted share in the prior year.  For the fourth quarter, net income rose to $4.3 million, more than triple the $1.3 million profit of one year earlier.  Net income per diluted share for the quarter was $1.06, compared with $0.45 per diluted share a year ago.  At December 31, 2004, total assets were $1.3 billion, compared with $775 million at the close of 2003.  Total deposits amounted to $1.0 billion, up from $664 million twelve months earlier, and net loans exceeded $1.1 billion, compared with $705 million last year.

Jack A. Sweeney, chairman and chief executive officer, commented:  “Without question, 2004 was the most successful year in our 25-year history, and we are very pleased by First Regional’s strong and consistent performance.  All of our regional offices and business units contributed to our record results, and we continue to expand our client relationships on a sound basis.  Our conservative strategy of maintaining strong asset quality and capitalizing on our strengths remains fundamental to our progress.

“It is notable,” Mr. Sweeney added, “that the bank’s total assets have grown by over 450% over the past five years.  Over this period we have built a larger, stronger, and more diversified company.  Our ultimate objective has been to increase value for our shareholders, while increasing our profits on a sustained basis.  We are gratified that the stock market has recognized our success in this area, as First Regional’s stock price rose over 180% in 2004.

He continued:  “In 2004, we further demonstrated our ability to finance our growth on a sound basis.  In addition to the retention of earnings, we added capital through the sale of $17.5 million in equity and $7.5 million of trust preferred securities in March, and completing a second offering of $20.0 million in trust preferred securities in December.  In another important financial highlight, we achieved the conversion of $15.0 million in subordinated debentures into common stock late this past year, thus expanding our equity base and saving approximately $900,000 in interest expense per annum.”

Mr. Sweeney concluded:  “In our view, First Regional is well positioned for the future.  We will continue making every effort to implement our conservative growth strategies, maintain high asset quality, and increase profitability as we sustain and enhance shareholder value on a long-term basis.  Nevertheless, our optimism must be tempered by the risks and uncertainties present in our business, industry, and the economic environment.  However, our company has never been stronger, and our management team is well prepared to adjust our operations as changing business conditions warrant.”

First Regional Bancorp is a bank holding company headquartered in Century City, California.  Its subsidiary, First Regional Bank, specializes in providing businesses and professionals with the management expertise of a major bank and the personalized service of an independent.

(over)

CONSOLIDATED STATEMENTS OF CONDITION (UNAUDITED)

	(000’s omitted)
As of December 31	2004	2003

ASSETS:
Cash and due from banks	$53,069	$43,006
Investment securities	6,670	7,456
Funds sold	68,025	0
Federally guaranteed loans	6,001	9,398
Other loans, net	1,138,228	695,928
Premises and equipment	2,441	1,866
Other real estate owned	0	0
Other assets	28,313	17,648

Total assets	$1,302,747	$775,302

LIABILITIES AND CAPITAL:
Demand deposits	$361,873	$251,976
Savings deposits	38,913	33,072
Money market deposits	437,761	251,380
Time deposits	161,504	127,518

Total deposits	1,000,051	663,946

Funds purchased	0	0
Federal Home Loan Bank advances	176,687	42,000
Subordinated debentures	41,238	27,500
Other liabilities	7,382	6,824

Total liabilities	1,225,358	740,270

Stated capital	47,361	15,877
Retained earnings	30,028	19,155
Net unrealized gains (losses) on available-for-sale securities	0	0

Total capital	77,389	35,032

Total liabilities and capital	$1,302,747	$775,302

Book value per share outstanding	$19.38	$12.29

Total shares outstanding	3,992,381	2,850,736

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	(000’s omitted)
	Three Months Ended December 31		Twelve Months Ended December 31
	2004	2003	2004	2003

Interest and fees on loans	$18,246	$9,188	$55,277	$31,350
Interest on funds sold	36	46	146	237
Interest on securities	26	14	77	67

Revenue from earning assets	18,308	9,248	55,500	31,654

Interest on deposits	1,857	792	5,553	2,687
Interest on subordinated debentures	507	316	1,813	766
Interest on FHLB advances	242	22	606	59
Interest on funds purchased	0	2	2	8

Cost of funds	2,606	1,132	7,974	3,520

	15,702	8,116	47,526	28,134

Provision for loan losses	2,000	1,308	4,902	3,058

Net revenue from earning assets	13,702	6,808	42,624	25,076

Other revenue	1,404	1,433	5,289	4,696

Salaries and related benefits	4,745	3,659	18,438	13,781
Occupancy expense	486	419	1,766	1,490
Other operating expenses	2,495	1,862	8,733	6,636

Total operating expenses	7,726	5,940	28,937	21,907

Income before provision for taxes	7,380	2,301	18,976	7,865

Provision for income taxes	3,089	955	7,892	3,250

Net income	4,291	1,346	11,084	4,615

(over)

	(000’s omitted)
	Three Months Ended December 31		Twelve Months Ended December 31
	2004	2003	2004	2003

Net income per share
Basic	$1.22	$0.47	$3.31	$1.65
Diluted	$1.06	$0.45	$2.83	$1.59

Average shares outstanding	3,514,167	2,848,757	3,343,470	2,790,980
Diluted average shares	4,216,990	3,006,014	4,075,036	2,901,349

RATIO ANALYSIS

Return on Average Equity (%)	26.85	16.11	20.88	14.66
Return on Average Assets (%)	1.42	0.76	1.12	0.78
Efficiency Ratio (%)	45.17	62.21	54.79	66.73
Assets per Employee ($000s)	7,004	4,938

Nonperforming Assets ($000s)	43	91
Reserve for Loan Losses ($000s)	12,300	7,800
Nonperforming Assets / Gross Loans (%)	0.00	0.01
Reserve for Loan Losses / Nonperforming Assets (%)	28604.65	8571.43
Reserve for Loan Losses / Gross Loans (%)	1.06	1.09

This report includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements, other than statements of historical fact, included herein may constitute forward-looking statements.  Although First Regional believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Important factors that could cause actual results to differ materially from First Regional’s expectations include fluctuations in interest rates, inflation, government regulations, and economic conditions and competition in the geographic and business areas in which First Regional conducts its operations.